Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Allied Motion Technologies Inc.:

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 33-44997, 333-55344, 333-122281, 333-149279, 333-155889, and 333-170563) on Form S-8 and in the registration statement (No.333-119090) on Form S-3 of Allied Motion Technologies Inc. of our report dated April 18, 2011, with respect to the consolidated balance sheet of Ostergrens Elmotor A.B. as of December 30, 2010 and the related consolidated statement of operations, stockholder’s investment and cash flows for the year then ended, which report appears in the April 21, 2011 on Form 8-K/A of Allied Motion Technologies Inc.

Ehrhardt Keefe Steiner & Hottman PC

April 21, 2011

Denver, Colorado